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                       CONFIDENTIAL EXECUTIVE RESIGNATION AGREEMENT
                                AND GENERAL RELEASE OF CLAIMS


   1. Ross A. Bott ("Executive") was employed by Adobe Systems Incorporated (the "Company") on or about December 26, 1996. Executive and the Company have now agreed to terminate his employment relationship with the Company.
It is the Company's desire to provide Executive with certain benefits that he would not otherwise be entitled to receive upon his termination and to resolve any claims that Executive has or may have against the Company. Accordingly, Executive and the Company agree as set forth below. This Agreement shall become effective on the eighth day after it is signed by Executive, but only if Executive has not previously revoked his acceptance of this Agreement.

   2. Executive hereby resigns voluntarily from any positions that he holds as an officer of the Company and/or any of its subsidiaries (including, but not limited to, his position as Executive Vice President, Product Divisions), with all such resignations effective as of August 11, 1998 (the "Resignation Date"). Executive and the Company agree that his employment with the Company and any of its subsidiaries will terminate effective as of October 19, 1998 (the "Termination Date"). During the period between the Resignation Date and the Termination Date: (a) Executive will provide transition assistance as requested by the Company, and will take paid time off in accordance with the Company's paid time off policies; and (b) the Company will continue to provide Executive with the same base salary and employee benefits that he was receiving immediately prior to the Resignation Date.

   3. The Company will provide Executive with the following payments and benefits when this Agreement becomes effective:

      (a) a lump sum severance payment of $800,000.00, less applicable withholding (provided that if such payment and/or any other benefits that Executive receives under this Agreement constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, then such payment and/or benefits shall be reduced to the amount that has the maximum value to Executive without causing any such payment to be nondeductible by the Company under Section 280G); this severance payment will be made to Executive on the eighth day following his re-execution of this Agreement as described in paragraph 4 below;

      (b) Executive and his eligible dependents will receive continued group health insurance coverage in accordance with federal law (COBRA) at the Company's expense for the period starting on the Resignation Date and ending on the earlier of (i) November 19, 1999, or (ii) the date on which Executive first becomes eligible to obtain other group health insurance coverage through another employer;

      (c) as soon as practicable following the Termination Date, the Company will amend Executive's Company stock option grants so as to allow Executive to exercise his right to purchase any stock options that have become vested as of the Termination Date at any time up to and including June 15, 1999; except as modified by this subparagraph (c), Executive's rights with


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respect to any stock options granted to him by the Company shall continue to be determined in accordance with the terms of the applicable stock option plans and/or agreements;

      (d) the Company hereby assigns to Executive all right, title and interest in and to the laptop computer and desktop computer that were provided to Executive by the Company, and the Company also assigns to Executive any Adobe software that is on such computers; by signing this Agreement, Executive agrees that his use of such software shall be solely in accordance with the terms of the Company's end user license agreements that apply to such software, which license agreements are hereby incorporated by reference into this Agreement; Executive shall allow the Company to remove all non-Adobe software from such computers before Executive takes possession of them;

      (e) the Company agrees to provide Executive with a mutually agreed upon letter of reference; and

      (f) the Company agrees that it will not contest any claim for unemployment benefits that may be filed by Executive after the Termination Date.

Executive will be paid all wages and accrued, unused vacation that he earns through the Termination Date, and he will receive all of his vested benefits under the Company's 401(k) and employee stock purchase plans in accordance with the terms of those plans. Executive will be reimbursed by the Company for any reasonable business expenses incurred by Executive in the course of his employment with the Company, pursuant to the Company's applicable business expense reimbursement policies (except that the Company shall not deny the reimbursement of any such expenses under those policies on the ground that they were not timely submitted by Executive). Executive's rights with respect to any equity awards (such as stock options, performance share unit awards and restricted units in Adobe Incentive Partners, L.P.) shall be determined in accordance with the terms of the applicable equity award plans and/or agreements, which are not modified in any way by this Agreement (except as set forth in subparagraph (c)). Executive understands and acknowledges that he shall not be entitled to any payments or benefits (including, but not limited to, any bonus for the second half of the Company's 1998 fiscal year) from the Company other than those expressly set forth in this paragraph 3.

   4. Executive and his successors release the Company, its subsidiaries and their respective shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law. As additional consideration for the severance payment described in paragraph 3(a), Executive agrees that he will reaffirm this release


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of claims by re-signing this Agreement in the space provided at the end of the Agreement on or after the Termination Date. The parties agree that the releases of claims contained in this Agreement shall not affect Executive's right to be indemnified by the Company in accordance with the terms of their Indemnity Agreement of on or about May 30, 1997.

   5. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

   6. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Employee Inventions and Proprietary Rights Assignment Agreement that Executive signed in connection with his employment by the Company.

   7. Prior to the Resignation Date, the Company will provide Executive with a form of press release announcing the termination of their employment relationship. The Company will consider any reasonable revisions that Executive may propose to the press release, but the Company will determine, in its sole discretion, whether any such revisions are made to the press release. The press release will be issued by the Company no later than August 11, 1998.

   8.   Executive agrees that he shall not:

       (a) for a period of six months following the Resignation Date, directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family, his counsel, his financial advisors, or the Employment Development Department, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law;

      (b) make any critical or disparaging statements at any time about the Company, or any of its products or employees, unless such statements are made truthfully in response to a subpoena or other legal process; or

      (c) make any comments at any time concerning the termination of Executive's employment relationship with the Company that are inconsistent with the press release described in paragraph 7.

   9. The Company agrees that it will not, through any of its officers or directors:


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      (a)   for a period of six months following the Resignation Date, disclose any of the terms of this Agreement to anyone other than the Company's legal counsel and accountants, except as such disclosure may be required for tax or securities reporting purposes or by law;

      (b) make any critical or disparaging statements about Executive at any time, unless such statements are made truthfully in response to a subpoena or other legal process; or

      (c) make any comments at any time concerning the termination of Executive's employment relationship with the Company that are inconsistent with the press release described in paragraph 7.

   10. Executive agrees that in the event of his breach of any of the provisions of paragraph 8, it will be impractical and extremely difficult to determine the actual damages suffered by the Company as a result of that breach. Accordingly, Executive agrees that if he breaches any provision of paragraph 8, he shall repay the Company 30% of the net sum (that is, after deducting all taxes and other withholdings) that he receives pursuant to paragraph 3(a) as liquidated damages. If the Company breaches any of the provisions of paragraph 9, then the corresponding provision(s) of paragraph 8 shall be cancelled and of no further force or effect.

   11. Following the Termination Date, Executive agrees to provide reasonable assistance to the Company in connection with any litigation to which the Company is or may become a party and with respect to which Executive possesses any relevant knowledge or expertise. Executive's assistance will be provided at mutually convenient times, and the Company will reimburse Executive for any reasonable expenses incurred by him in providing such assistance.

   12. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in that action.

   13. This Agreement shall be governed by and construed in accordance with the laws of the State of California. To the extent that any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be deemed stricken from this Agreement, and the remainder of this Agreement shall continue to be in full force and effect.

   14. This Agreement, along with any other agreements referenced herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties (including the parties' Retention Agreement of on or about September 12, 1997, which is of no further force or effect). This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 45


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DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE
7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3.

Dated: August 19, 1998      /s/ Ross Bott
       ---------------     ------------------------------
                           Ross A. Bott


Dated: August 20, 1998      Adobe Systems Incorporated
       ---------------

                           By: /s/ John E. Warnock
                              ---------------------------






   By re-signing this Agreement on or after the Termination Date, I hereby reaffirm the release of all known and unknown claims set forth in paragraphs 4 and 5 above. I understand that I may revoke this Agreement at any time during the 7 days after I re-sign it.

Dated:  October __, 1998   ------------------------------
                           Ross A. Bott


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